EXHIBIT 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on December 28, 2010, effective January 1, 2011, by and between Wireless Ronin Technologies, Inc., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at Baker Technology Plaza, 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345 (hereinafter referred to as the “Company”), and Scott W. Koller, a resident of the state of Minnesota (hereinafter referred to as “Executive”).  This Agreement amends and restates in its entirety the Executive Employment Agreement dated April 1, 2006, as amended on May 8, 2008 and December 31, 2008, by and between the Company and Executive (the “Original Agreement”).

BACKGROUND OF AGREEMENT

•	The Company desires to continue to employ Executive as its President and desires to employ Executive as its Chief Executive Officer, and Executive desires to accept such employment.

•	This Agreement provides, among other things, for base compensation for Executive, a term of employment and severance payments in certain circumstances.

•	This Agreement contains a release of claims by Executive in favor of the Company.

In consideration of the foregoing, the Company and Executive agree as follows:

ARTICLE 1

EMPLOYMENT

1.01   The Company hereby agrees to employ Executive subject to and pursuant to the terms of this Agreement, and Executive agrees to such employment as its President and Chief Executive Officer, and shall hold such titles under the terms of this Agreement.  Executive’s primary place of employment shall be the Company’s executive offices in Minnetonka, Minnesota.

1.02   Executive shall generally have the authority, responsibilities, and such duties as are customarily performed by the principal executive officer of a public company of similar size and industry; provided, however, that the Board of Directors of the Company (the “Board”) reserves the right, in its sole discretion, to reassign Executive to the position of President and Chief Operating Officer on or before December 31, 2011, without such reassignment constituting a termination, providing Executive with Good Reason (as defined in Section 6.08), or creating any liability to the Company.  Executive shall also render such additional services and duties within the scope of Executive’s experience and expertise as may be reasonably requested of him from time to time by the Board.  Further, the Board of the Company may from time to time in its discretion redefine the duties and responsibilities of Executive as it determines the needs of the Company’s business warrant.

1.03   Executive shall report to the Board or any committee thereof as the Board shall direct, and shall generally be subject to direction, orders, and advice of the Board.

ARTICLE 2

BEST EFFORTS OF EXECUTIVE

2.01   Executive shall use his best efforts and abilities in the performance of his duties, services and responsibilities for the Company.

2.02   During the term of his employment, Executive shall devote substantially all of his business time and attention to the business of the Company and its subsidiaries and affiliates and shall not engage in any substantial activity inconsistent with the foregoing, whether or not such activity shall be engaged in for pecuniary gain, unless approved by the Board.

ARTICLE 3

TERM AND NATURE OF EMPLOYMENT

3.01   Executive’s employment on the basis described in this Agreement shall commence January 1, 2011 and will terminate effective December 31, 2011, unless terminated earlier as described in this Agreement.  Neither the Company nor Executive shall be obligated to extend the term of this Agreement.  However, such term shall automatically be extended for successive one (1) year periods unless the Company or Executive elects not to do so by giving written notice to the other not less than thirty (30) days prior to the end of the initial term or any extension period.  The terms and conditions of this Agreement may be amended from time to time with the consent of the Company and Executive.  All such amendments shall be effective when memorialized by a written agreement between the Company and Executive, following approval by the Company’s Compensation Committee (the “Committee”).  Executive’s employment with the Company shall at all times be on an “at will” basis, meaning that either Executive or the Company may terminate the employment relationship at any time for any reason or no reason; provided, however, that Executive may be entitled to certain compensation upon termination to the extent provided in Section 6.03.

ARTICLE 4

COMPENSATION AND BENEFITS

4.01   During the initial term of employment, Executive shall be paid a base salary at Executive’s current rate of Two Hundred Sixty-Five Thousand Dollars ($265,000) per year (“Base Salary”), payable in accordance with the Company’s established pay periods, reduced by all deductions and withholdings required by law and as otherwise specified by Executive.  The Company agrees to review Executive’s performance and compensation in 2012 and annually thereafter.  Executive’s Base Salary may be increased (but not decreased) in the sole discretion of the Board; provided, however, that Executive’s Base Salary (i) may be reduced in connection with Company compensation reductions applied to all other senior executives of the Company and (ii) may be reduced to Two Hundred Fifty Thousand Dollars ($250,000) per year in the event of any reassignment pursuant to Section 1.02.

4.02   During the term of employment, in addition to payments of Base Salary set forth above, Executive may be eligible to participate in any performance-based cash bonus or equity award plan for senior executives of the Company, based upon achievement of individual and/or Company goals established by the Board or Committee.  The extent of Executive’s participation in any bonus plans shall be within the discretion of the Board or Committee.

4.03   During the term of employment, Executive shall be entitled to participate in employee benefit plans, policies, programs, perquisites and arrangements, as the same may be provided and amended from time to time, that are provided generally to similarly situated executive employees of the Company, to the extent Executive meets the eligibility and other requirements for any such plan, policy, program, perquisite or arrangement.

4.04   The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in carrying out Executive’s duties, services, and responsibilities under this Agreement.  Executive shall comply with generally applicable policies, practices and procedures of the Company with respect to reimbursement for, and submission of expense reports, receipts or similar documentation of, such expenses.

ARTICLE 5

VACATION AND LEAVE OF ABSENCE

5.01   Executive shall be entitled to twenty-two (22) business days of paid time off (“PTO”) for each twelve (12) months of employment, in addition to the Company’s normal holidays.  PTO includes sick days in excess of three sick days per calendar year (as provided by the Company’s current sick leave policy) and leaves of absence, including vacation.  PTO will be scheduled taking into account the Executive’s duties and obligations at the Company.  PTO and sick leave and all other leaves of absence will be taken in accordance with the Company’s stated personnel policies.  Upon termination or expiration of the Executive’s employment, Executive shall be entitled to compensation for any accrued, unused PTO time in accordance with the Company’s PTO policy as of date of termination.

ARTICLE 6

TERMINATION

6.01   The Company may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.07), upon written notice to Executive.  For the purposes of this Agreement, an election by the Company not to extend employment pursuant to Section 3.01 shall be deemed a termination without Cause.

6.02   Executive’s employment will terminate as of the date of the death or Disability of the Executive.  “Disability” shall mean a determination by the Board of the Company of the inability of Executive to perform the essential functions of his job under this Agreement due to illness, injury, or other condition of a physical or psychological nature, with or without a reasonable accommodation.  Such determination shall be made in good faith by the Board, the decision of which shall be conclusive and binding.  Executive’s consistent performance of his obligations under Sections 1.02, 2.01, and 2.02 of this Agreement are essential functions of his job.

6.03   On any termination of employment, Executive will be entitled to receive:

(a)	Base Salary for services performed through the date of such termination, payable on a pro-rated basis at the end of the month in which termination occurs;

(b)	Accrued and unpaid vacation in accordance with Article 5; and

(c)	Any interest Executive may have as a terminated employee in the Company’s 401(k) plan or other plans in which he participated as required under the terms of such plans.

Upon a termination of employment due to death or Disability, in addition to the amounts set forth in (a), (b) and (c) above,  Executive (or, in the case of death, his estate or beneficiaries) will be paid a pro-rated portion of any bonus otherwise due to him under Section 4.02 above, provided such payment is consistent with the terms of such bonus plan.  Any such bonus will be  pro-rated based upon the number of full months Executive worked in the calendar year in which any such bonus was earned.

If (x) Executive terminates Executive’s employment for Good Reason, (y) the Company terminates Executive’s employment without Cause, or (z) Executive is an active and full-time employee at the time of a Change in Control (as defined in Section 6.09) and Executive’s employment is terminated within 12 months after the Change in Control for any reason (including Good Reason) other than death, Disability or Cause, then, in addition to the amounts set forth in (a), (b), and (c) above, Executive will be paid an amount equal to one year of his Base Salary, less customary withholdings.  Such Base Salary will be paid in equal monthly installments, subject to Article 7 of this Agreement.  In addition, if Executive is eligible to and elects to continue medical coverage from the Company as provided by law (commonly referred to as COBRA), and continues to pay Executive’s portion of the monthly medical insurance premiums, the Company will continue to pay the Company’s portion of the monthly medical insurance premiums paid at the time of termination for COBRA coverage for Executive and his eligible dependents for a period of one year after termination of employment or until Executive is eligible to be covered by another plan providing medical benefits to Executive.

Upon a termination for any other reason, including a resignation or a termination for Cause, Executive will receive only the amounts set forth  in (a), (b) and (c) above.

Notwithstanding the foregoing, all pay and benefits to Executive upon termination will be conditioned on Executive signing a release of claims in a form similar to that contained in Article 10 of this Agreement.

6.04   During the term of his employment and for 24 months after the date of Executive’s termination of employment, (i) Executive shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the affiliates, directors, officers, agents, principal shareholders or customers of any of them and (ii) the Company’s directors and officers shall not directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding Executive.  Information which a Company director or officer or Executive is required to make or disclose regarding the other to comply with laws or regulations, or makes in a pleading on the advice of litigation counsel, and information which a Company director or officer needs to disclose for legitimate business reasons (for example disclosure to the Company’s insurers or business associates), shall not constitute a disparaging statement.

6.05   Upon any termination of Executive’s employment with the Company, Executive will immediately return to the Company all equipment, property and documents of the Company, including, specifically all property and documents containing any Confidential Information (as defined in Section 8.01).

6.06   Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have resigned from all other positions he then holds as an officer, employee or director or other independent contractor of the Company or any of its subsidiaries or affiliates, unless otherwise agreed by the Company and Executive, and will execute all documents reasonably requested of him to confirm such resignations.

6.07   Any of the following events shall constitute “Cause”:

(a)
Any conviction or nolo contendere plea by Executive to a felony, gross misdemeanor, a misdemeanor involving moral turpitude, or any conduct by Executive that has or can reasonably be expected to have a detrimental effect on the Company or the image of its management in the eyes of the public, the Company’s customers, or its employees;

(b)
Any act of material misconduct, willful or gross negligence, or material breach of fiduciary or other duty with respect to the Company, including, but not limited to, embezzlement, fraud, dishonesty, or nonpayment of an obligation owed to the Company;

(c)
Any material breach of any material provision of this Agreement or of the Company’s announced or written rules, codes or polices; provided, however, that such breach shall not constitute Cause if Executive cures or remedies such breach within fifteen (15) days after written notice to Executive, without material harm or loss to the Company, unless (i) such breach is part of a pattern of chronic breaches of the same, which may be evidenced by a report or warning letter given by the Company to Executive; or (ii) such breach is of a nature that it is deemed by the Board not to be curable, including situations where the Board determines that harm or loss to the Company has already occurred or can reasonably be expected to occur and cannot be eliminated by such cure.

(d)
Any act of insubordination by Executive; provided, however, an act of insubordination by Executive shall not constitute Cause if Executive cures or remedies such insubordination within fifteen (15) days after written notice to Executive, without material harm or loss to the Company, unless (i) such insubordination is a part of a pattern of chronic insubordination, which may be evidenced by a report or warning letter given by the Company to Executive; or (ii) such insubordination is of a nature that it is deemed by the Board not to be curable, including situations where the Board determines that harm or loss to the Company has already occurred or can reasonably be expected to occur and cannot be eliminated by such cure.

(e)
Any unauthorized disclosure of any Company trade secret or Confidential Information, or conduct constituting unfair competition with respect to the Company, including inducing a party to breach a contract with the Company; or

(f)	A willful violation of federal or state securities laws or employment laws.

In making such determination of Cause, the Board shall act in good faith and give Executive a reasonably detailed written notice in advance of the termination. A resolution providing for the termination of Executive’s employment for Cause must be approved by a majority of the members of the Board; provided, however, that if Executive is a member of the Board, he shall not vote on the resolution shall not be deemed to be a member of the Board for purposes of whether a majority of its members have approved such termination. Executive’s employment shall be deemed terminated for Cause upon the approval by the Board of a resolution terminating Executive’s employment for Cause unless a later time or date is specified.  For purposes of this Agreement, no act or failure by the Executive shall be considered “willful” if such act is done by Executive in good faith in the belief that such act is or was lawful and in the best interest of the Company or one or more of its businesses.  In the event of a termination for Cause, and not withstanding any contrary provision otherwise stated, Executive shall receive only those amounts set forth in Section 6.03(a), (b) and (c).

6.08   Executive may terminate his employment upon sixty (60) days prior written notice to the Company for Good Reason.  For purposes of this Agreement, “Good Reason” means any of the following events or actions taken by the Company without Cause:

(a)
the Company or any of its subsidiaries reduces Executive’s Base Salary or base rate of annual compensation, or otherwise changes benefits provided to Executive under compensation and benefit plans, arrangements, policies and procedures to be as a whole materially less favorable to Executive, other than reductions in Base Salary permitted under Section 4.01;

(b)	without Executive’s express written consent, the Company or any of its subsidiaries significantly reduces Executive’s job authority and responsibility, except as permitted under Section 1.02;

(c)
without Executive’s express written consent, the Company or any of its subsidiaries requires Executive to change the location of Executive’s job or office, to a location more than fifty (50) miles from the location of Executive’s job or office immediately prior to such required change;

(d)	a successor company fails or refuses to assume the Company’s obligations under this Agreement; or

(e)	the Company or any successor company breaches any of the material provisions of this Agreement.

If Executive intends to terminate this Agreement for Good Reason, Executive must give not less than sixty (60) days written notice to the Company of the facts or events giving rise to Good Reason, and must give such notice within ninety (90) days following the facts or event alleged to give rise to Good Reason. The Company shall, within such sixty-day notice period, have the right to cure or remedy events or any action or event constituting “Good Reason” within the meaning of this Section 6.08.  The failure to give such notice shall be deemed a waiver of the right to terminate this Agreement for Good Reason based on such fact or event.

6.09   “Change of Control” shall mean any one of the following:

(a)
an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of 50% or more of either:  (1) the then outstanding Common Stock of the Company (the “Stock”); or (2) the combined voting power of the Company’s outstanding voting securities immediately after the merger or acquisition entitled to vote generally in the election of directors; provided, however, that the following acquisition shall not constitute a Change of Control:  (i) any acquisition directly from the Company; (ii) any acquisition by the Company or any subsidiary; (iii) any acquisition by the trustee or other fiduciary of any employee benefit plan or trust sponsored by the Company or any subsidiary; or (iv) any acquisition by any corporation with respect to which, following such acquisition, more than 50% of the Stock or combined voting power of Stock and other voting securities of the Company is beneficially owned by substantially all of the individuals and entities who were beneficial owners of Stock and other voting securities of the Company immediately prior to the acquisition in substantially similar proportions immediately before and after such acquisition; or

(b)
individuals who, as of January 1, 2011, constitute the Board (the “Incumbent Board”), cease to constitute a majority of the Board during any 12 month period.  Individuals nominated or whose nominations are approved by the Incumbent Board and subsequently elected shall be deemed for this purpose to be members of the Incumbent Board; or

(c)
approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, dissolution, sale or statutory exchange of Stock which changes the beneficial ownership of Stock and other voting securities so that after the corporate change the immediately previous owners of 50% of the Stock and other voting securities do not own 50% of the Stock and other voting securities either legally or beneficially; or

(d)	the sale, transfer or other disposition of all substantially all of the Company’s assets in a transaction with a third party, other than in connection with a joint venture or similar transaction; or

(e)	a merger of the Company with another entity after which the pre-merger shareholders of the Company own less than 50% of the stock of the surviving corporation.

A “Change of Control” shall not be deemed to occur with respect to Executive if the acquisition of a 50% or greater interest is by a group that includes the Executive, nor shall it be deemed to occur if at least 50% of the Stock and other voting securities owned before the occurrence are beneficially owned subsequent to the occurrence by a group that includes the Executive.

6.10   The provisions of Sections 6.04, 6.05 and 6.06 shall survive the termination of this Agreement.

ARTICLE 7

SEVERANCE PAYMENTS

7.01   Notwithstanding any other provision of this Agreement, the Company and Executive intend that any payments, benefits or other provisions applicable to this Agreement comply with the payout and other limitations and restrictions imposed under Section 409A of the Internal Revenue Code (“Section 409A”), as clarified or modified by guidance from the U.S. Department of Treasury or the Internal Revenue Service – in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.  In this connection, the Company and Executive agree that the payments, benefits and other provisions applicable to this Agreement, and the terms of any deferral and other rights regarding this Agreement, shall be deemed modified if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or supplemented by guidance from the U.S. Department of Treasury or the Internal Revenue Service – in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.

7.02   The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes, and other amounts required by applicable law to be withheld by the Company.

7.03   The provisions of this Article 7 will be deemed to survive the termination of this Agreement for the purposes of satisfying the obligations of the Company and Executive hereunder.

7.04   The total severance benefit payable to the Executive during the first six months following the Executive’s termination of employment shall not exceed the lesser of two times the Executive’s annual compensation or the amount specified in Section 409A.  Any amounts that cannot be paid because of this limitation shall be paid in a lump sum on the first day of the seventh month following the Executive’s termination of employment.  The remaining amount shall be paid in installments for the duration of the non-compete period.  Notwithstanding the above, should the Executive terminate employment for a Good Reason, that does not constitute an involuntary termination of employment under Section 409A, no payment shall be made until the first day of the seventh month following the Executive’s termination of employment.  Any amounts that cannot be paid because of this limitation shall be paid in a lump sum on the first day of the seventh month following the Executive’s termination of employment.

ARTICLE 8

NONDISCLOSURE AND INVENTIONS

8.01   Except as permitted or directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during his employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any Confidential Information of the Company.  “Confidential Information” means any information or compilation of information that the Executive learns or develops during the course of his/her employment that is not generally known by persons outside the Company (whether or not conceived, originated, discovered, or developed in whole or in part by Executive).  “Confidential Information” includes but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing), all of which Executive agrees constitutes the valuable trade secrets of the Company: research, designs, development, know how, computer programs and processes, marketing plans and techniques, existing and contemplated products and services, potential and actual customer and product names and related information, prices, sales, inventory, personnel, computer programs and related documentation, technical and strategic plans, and finances.  “Confidential Information” also includes any information of the foregoing nature that the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company.  “Confidential Information” does not include information that (a) is or becomes generally available to the public through no fault of Executive, (b) was known to Executive prior to its disclosure by the Company, as demonstrated by files in existence at the time of the disclosure, (c) becomes known to Executive, without restriction, from a source other than the Company, without breach of this Agreement by Executive and otherwise not in violation of the Company’s rights, or (d) is explicitly approved for release by written authorization of the Company.

8.02   Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, trade secrets, analyses, drawings, reports and all similar related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing products or services and which are conceived, developed or made by Executive while employed by the Company or any of its subsidiaries (“Work Product”) belong to the Company or such subsidiary.  Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after employment by the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  For purposes of this Agreement, any Work Product or other discoveries relating to the business of the Company or any subsidiaries on which Executive files or claims a copyright or files a patent application, within one year after termination of employment with the Company, shall be presumed to be Work Product conceived or developed by Executive in whole or in part during the term of his employment with the Company, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Work Product was conceived and made following termination of employment.

Notwithstanding the foregoing, the Company advises Executive, and Executive understands and agrees, that the foregoing does not apply to inventions or other discoveries for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (a) that does not relate (i) directly to the Company’s business, or (ii) to the Company’s actual or demonstrably anticipated business research or development, or (b) that does not result from any work performed by Executive for the Company.

8.03   In the event of a breach or threatened breach by Executive of the provisions of this Article 8, the Company shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

8.04   Executive agrees that all notes, data, reference materials, documents, business plans, business and financial records, computer programs, and other materials that in any way incorporate, embody, or reflect any of the Confidential Information, whether prepared by Executive or others, are the exclusive property of the Company, and Executive agrees to forthwith deliver to the Company all such materials, including all copies or memorializations thereof, in Executive’s possession or control, whenever requested to do so by the Company, and in any event, upon termination of Executive’s employment with the Company.

8.05   The Executive understands and agrees that any violation of this Article 8 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.

8.06   The provisions of this Article 8 shall survive termination of this Agreement indefinitely.

ARTICLE 9

NON-COMPETITION, NON-INTERFERENCE AND NON-SOLICITATION

9.01   In further consideration of the compensation and benefits that have been provided to Executive and will be provided to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he will become familiar, and during his employment with the Company he has become familiar, with the Company’s trade secrets and other Confidential Information concerning the Company and that his services have been and will be of a special, unique and extraordinary value to the Company, and therefore, Executive agrees that, during the period of his employment, and for a period of two (2) years following the termination of Executive’s employment with the Company, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company, its subsidiaries or affiliates, as defined below, and as such businesses exist or are developing during the period of his employment, within any geographical area in which the Company or its subsidiaries or affiliates engage or have defined plans to engage in such businesses.  Nothing herein shall prevent Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no participation in the business of such corporation.  For the purposes of this Agreement, “business” or “business of the Company” means, with respect to and including the Company and its subsidiaries or affiliates, the design, development, marketing and sale of digital signage products and solutions.

9.02   Executive agrees that during the term of his employment and for a period of two (2) years after the termination of Executive’s employment he will not directly or indirectly (i) in any way interfere or attempt to interfere with the Company’s relationships with any of its current or potential customers, vendors, investors, business partners, or (ii) employ or attempt to employ any of the Company’s employees, including those who were employees at the Company during the 12 months prior to Employee’s termination at the Company, on behalf of any other entity, whether or not such entity competes with the Company.

9.03   Executive agrees that breach by him of the provisions of this Article 9 will cause the Company irreparable harm that is not fully remedied by monetary damages.  In the event of a breach or threatened breach by Executive of the provisions of this Article 9, the Company shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security, and, if the Company is successful in establishing a breach, to its reasonable attorneys’ fees and costs.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

9.04   The Executive understands and agrees that any violation of this Article 9 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.

9.05   Executive acknowledges that the covenants in this Article 9 have been conditions of, and were incidents to, his initial employment; are supported by additional and adequate consideration; and are fully enforceable in accordance with their terms.

9.06   The obligations contained in this Article 9 shall survive the termination of this Agreement as described in this Article 9.

ARTICLE 10

RELEASE

10.01   In exchange for the consideration provided to Executive in this Agreement, on Executive’s own behalf and on behalf of anyone claiming any rights through Executive, Executive fully and finally releases, waives, and gives up all of his Claims (as defined below) against the Company and all Related Parties (as defined below).  “Related Parties” means any parent, subsidiary, predecessor, successor, affiliate or other organization or entity related to the Company, and any of their past or present officers, directors, shareholders, employees, committees, insurers, indemnitors, pension or welfare, and other benefit plans, successors, assigns, committees, administrators, and all persons acting on behalf of, or on instruction from the Company or any other related organization or entity.  “Claims” as used in this Agreement means, all claims, actions, causes of action, demands, and rights Executive has or may have against the Company or any Related Parties, arising out of any acts, facts, events, or decisions which occurred in whole or in part before Executive signed this Agreement whether or not Executive now knows about or suspects them and whether past or present, including, without limitation, any rights to severance or other payments pursuant to the Original Agreement.  “Claims” includes but is not limited to, all such claims for damages, compensation, expenses (including attorneys’ fees) and any other form of relief, regardless of the law or legal theory on which such claim is based and includes but is not limited to all claims under the federal Age Discrimination in Employment Act (“ADEA”), the Older Worker’s Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the American with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Minnesota Human Rights Act, as each may have been amended, and all claims of any nature under any other federal, state, or local statute, ordinance or other law or legal theory, including any based on wrongful discharge, breach of any contract, promissory estoppel, emotional distress, defamation, negligence, invasion of privacy, or any other theory, and including all claims related in any way to Executive’s relationship with the Company, including his employment, prior to the date he signs this Agreement, all claims for any past compensation or benefits, and all claims of any nature relating to the January 1, 2011 changes in Executive’s terms and conditions of employment or to possible changes in the nature of his employment pursuant to Section 1.02, all as contemplated in this Agreement.  Executive understands that Executive is giving up all of his Claims as described above.  Executive will not bring any lawsuits against the Company or any Related Party relating to any of his Claims. Executive acknowledges and agrees that he has been paid in full for all past wages and benefits due to him by the Company.

10.02   This release does not bar those few claims that cannot legally be waived under applicable law, including Executive’s right to challenge whether this Agreement constitutes a knowing and voluntary waiver of claims within the meaning of the Older Workers’ Benefit Protection Act.  This release also does not bar Executive from filing a claim with the EEOC (Equal Employment Opportunity Commission) or participating in an EEOC proceeding, but if any administrative or other claims are pursued on Executive’s behalf, Executive understands that this Agreement will act as a bar to any individual damages or other relief for Executive as to all Claims released in Section 10.01.  To the fullest extent allowed by applicable law, it is Executive’s intent to waive all of his Claims and to have this Article 10 be interpreted as a full and general release of all Claims.

10.03   Executive may revoke or rescind (referenced hereinafter as “revoke” or “revocation”) his release of claims under this Agreement within 15 days after he signs it.  He may do so by providing written notice of such revocation to the Company c/o Gregory T. Barnum at 8170 Upland Circle, Chanhassen, MN 55317 within the 15-day period. Such revocation may be hand delivered or mailed certified mail, return receipt requested and postmarked within the 15 day period.  This 15-day period will include and not be in addition to the 7-day revocation period under the ADEA.  If he revokes such release, this Agreement will be null, void and of no effect.

10.04   Executive acknowledges that he has been given at least 21 days in which to consider this Agreement.  Modifications to this Agreement, whether material or not, will not and have not restarted the 21 day consideration period. Executive represents that if he signs the Agreement before the 21 day period expires, he does so voluntarily and because he does not need the 21 day period to consider the Agreement. Executive further acknowledges that by this Section 10.04 he is being advised to consult an attorney regarding the terms of this Agreement before he signs it.  Executive  acknowledges that he has read and understands the terms of this Agreement and that he is voluntarily and without duress entering into this Agreement with full knowledge of its implications.

10.05   The provisions of this Article 10 shall survive termination of this Agreement indefinitely.

ARTICLE 11

MISCELLANEOUS

11.01   Governing Law.  This Agreement shall be governed and construed according to the laws of the State of Minnesota without regard to conflicts of law provisions.  The Company and Executive agree that if any action is brought pursuant to this Agreement that is not otherwise required to be resolved by arbitration pursuant to Section 11.06, such dispute shall be resolved only in the District Court of Hennepin County, Minnesota, or the United States District Court for Minnesota, and each party hereto unconditionally (a) submits for itself in any proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Hennepin County, Minnesota District Courts or the United States Federal District Court for Minnesota, and agrees that all claims in respect to any such proceeding shall be heard and determined in Hennepin County, Minnesota District Court or, to the extent permitted by law, in such federal court, (b) consents that any such proceeding may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such proceeding in any such court or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.08; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Minnesota.

11.02   Successors.  This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity.  This Agreement may be assigned by the Company.  The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In such event, the term “Company,” as used in this Agreement, shall mean the Company as defined above and any successor or assignee to its business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

11.03   Waiver.  The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision or any other provision of this Agreement or any similar agreement with any other Executive.

11.04   Entire Agreement; Modification.  This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement.  The parties agree that this Agreement: (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement.  Except for modifications described in Section 1.02, 3.01 and 4.01, this Agreement shall not be changed or modified except by a written document signed by the parties hereto.

11.05   Severability and Blue Penciling.  To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

11.06   Arbitration.  Any dispute, claim or controversy arising under this Agreement shall, at the request of any party hereto be resolved by binding arbitration in Hennepin County, Minnesota by a single arbitrator selected by the Company and Executive, with arbitration governed by The United States Arbitration Act (Title 9, U.S. Code); provided, however, that a dispute, claim or controversy shall be subject to adjudication by a court in any proceeding against the Company or Executive involving third parties (in addition to the Company or Executive).  Such arbitrator shall be a disinterested person who is either an attorney, retired judge or labor relations arbitrator.  In the event the Company and Executive are unable to agree upon such arbitrator, the arbitrator shall, upon petition by either the Company or Executive, be designated by a judge of the Hennepin County District Court.  The arbitrator shall have the authority to make awards of damages as would any court in Minnesota having jurisdiction over a dispute between employer and Executive, except that the arbitrator may not make an award of exemplary damages or consequential damages.  In addition, the Company and Executive agree that all other matters arising out of Executive’s employment relationship with the Company shall be arbitrable, unless otherwise restricted by law.

(a)	In any arbitration proceeding, each party shall pay the fees and expenses of its or his own legal counsel.

(b)
The arbitrator, in his or her discretion, shall award legal fees and expenses and costs of the arbitration, including the arbitrator’s fee, to a party who substantially prevails in its claims in such proceeding.

(c)
Notwithstanding this Section 11.06, in the event of alleged noncompliance or violation, as the case may be, of Articles 8 or 9 of this Agreement, the Company may, at its discretion, alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive and/or such other legal and equitable remedies as may be appropriate.

11.07   Legal Fees.  If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, and such dispute results in court proceedings or arbitration, a party that prevails with respect to a claim brought and pursued in connection with such dispute, shall be entitled to recover its legal fees and expenses reasonably incurred in connection with such dispute.  Such reimbursement shall be made as soon as practicable following the resolution of the dispute (whether or not appealed) to the extent a party receives documented evidence of such fees and expenses.

11.08   Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to Executive at his residence address appearing on the records of the Company and to the Company at its then current executive offices to the attention of the Board.  All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon actual receipt.  No objection to the method of delivery may be made if the written notice or other communication is actually received.

11.09   Survival.  The provisions of this Article 11 shall survive the termination of this Agreement, indefinitely.

IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

WIRELESS RONIN TECHNOLOGY, INC.

By  /s/ Gregory T. Barnum
      Gregory T. Barnum
      Chairman

EXECUTIVE

By /s/ Scott W. Koller
      Scott W. Koller